Exhibit 99.1

December 14, 2015

The Board of Directors

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

Re: Registration Statement on Form S-4 of Aralez Pharmaceuticals Inc. filed on December 14, 2015 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated June 8, 2015 (the “Opinion Letter”) relating to the proposed transactions involving POZEN Inc., Tribute Pharmaceuticals Canada Inc. and Aralez Pharmaceuticals Limited.

We hereby consent to the inclusion of the Opinion Letter as Annex B to the Joint Proxy Statement/ Prospectus of Aralez Pharmaceuticals Inc., which is a part of the Registration Statement, and to the description of the Opinion Letter and the references to our name contained therein under the headings “SUMMARY—Opinions of Pozen’s Financial Advisors—Opinion of Guggenheim Securities, LLC,” “THE TRANSACTIONS—Background of the Transactions,” “THE TRANSACTIONS—Recommendation of the Pozen Board of Directors; Pozen’s Reasons for the Transactions” and “THE TRANSACTIONS—Opinions of Pozen’s Financial Advisors—Opinion of Guggenheim Securities, LLC.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC